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                                                                    EXHIBIT 99.1


                                                      CONTACTS
                                                      MILLS CORPORATION
                                                      Greg Neeb, Treasurer
                                                      703/526-5150
                                                      SIMON PROPERTY GROUP
                                                      Shelly Doran, Investors
                                                      317/685-7330
                                                      Billie Scott, Media
                                                      317/263-7148


FOR IMMEDIATE RELEASE

THE MILLS CORPORATION TO ACQUIRE 100% OF ITS JOINT VENTURE INTERESTS HELD BY SIMON PROPERTY GROUP

ARLINGTON, VA, APRIL 30, 2002 -- Officials at The Mills Corporation (NYSE: MLS) announced today that they have signed a definitive agreement to purchase the joint venture interests in all five "Mills-type" assets held by its partner, Simon Property Group (NYSE: SPG) for $430 million, including $175 million in cash and the assumption of approximately $255 million of allocable joint venture project level debt. The agreement encompasses all of the joint venture interests that Simon owns in Mills properties. The transaction is subject to customary closing conditions and is anticipated to close by May 31, 2002. Based on the purchase price and the net operating income currently in place, the combined initial year unlevered return for MLS from this transaction is expected to be 9.1%.

All of the acquired interests are in operating assets, including some of the Mills' most productive properties, as follows (noting the % interest to be acquired by Mills):
    o   Ontario Mills, Los Angeles, CA (25% interest from SPG)
    o   Grapevine Mills, Dallas, TX (37.5% interest from SPG)
    o   Arizona Mills, Phoenix, AZ (13.2% interest from SPG)
    o   Concord Mills, Charlotte, North Carolina (37.5% interest from SPG)
    o   Arundel Mills, Baltimore, MD - Washington D.C. (37.5% interest from SPG)

MLS expects to fund the cash portion of the purchase price with either debt or equity sources, or a combination thereof, including its existing credit facility and an acquisition facility. Kan Am, the Mills Corporation's long-time private equity source who currently has a partnership interest in 4 of the 5 assets, has expressed a strong desire to purchase a portion of the Simon interests from Mills. Taubman Centers (NYSE: TCO), who holds a 36.8% interest in Arizona Mills, has notified Mills of its intent to acquire 50% of the Simon interest in that asset (13.2%), consistent with their rights under the equity joint venture agreement.

The agreement marks the end of a very successful and profitable seven year relationship between the two companies. "In the past, Simon's market position and balance sheet helped to ensure that we obtained the most favorable financing terms in the marketplace. Simon's investment also served as a strong


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endorsement of the quality of our asset type. Today, our successful track record speaks for itself and our capital access is very strong. Our balance sheet is one of the strongest in the sector. Accordingly, it makes sense to part ways albeit on very favorable terms for both parties," stated Larry Siegel, Chairman and CEO of the Mills Corporation.

Noted David Simon, CEO of Simon Property Group, "The Mills relationship was very profitable for us. We recognized strong annual operating returns in addition to tripling our initial capital investment. We were pleased to partner with Mills in the ownership of five very successful retail projects, and expect to record a gain in excess of $100 million on this transaction. Although we continue to like the Mills concept, the sale of our interests in these projects allows us to further our strategy of owning market-dominant, traditional regional malls, and is consistent with our strategy of aggressively recycling capital."

On its 2001 year-end investor conference call, Mills provided a range of fully-diluted Funds From Operations per share estimates of $3.14 to $3.19 for 2002. If this transaction closes as expected, the Company anticipates increasing this range to $3.18 to $3.21, which includes a half year of this acquisition.

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, Va., that owns, develops, leases, manages and markets a portfolio of 13 market dominant retail and entertainment destinations (12 Mills and one Block) totaling approximately 18 million square feet in 11 states. Currently, the company has four projects under construction and/or development in the United States and two internationally: Toronto, Canada and Madrid, Spain. The company's Internet address is WWW.MILLSCORP.COM .

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. It currently owns or has an interest in 249 properties containing an aggregate of 185 million square feet of gross leasable area in 36 states and eight assets in Europe and Canada. Together with its affiliated management company, Simon owns or manages approximately 191 million square feet of gross leasable area in retail and mixed-use properties. Shares of Simon Property Group, Inc. are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc. Additional Simon Property Group information is available at WWW.SHOPSIMON.COM .

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL MAY BE DEEMED FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ALTHOUGH THE MILLS CORPORATION AND SIMON PROPERTY GROUP BELIEVE THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANIES CAN GIVE NO ASSURANCE THAT THEIR EXPECTATIONS WILL BE ATTAINED AND IT IS POSSIBLE THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED BY THESE FORWARD-LOOKING STATEMENTS DUE TO A VARIETY OF RISKS AND UNCERTAINTIES. THE COMPANIES UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. THE READER IS DIRECTED TO THE COMPANIES' VARIOUS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING QUARTERLY REPORTS ON FORM 10-Q, REPORTS ON FORM 8-K AND ANNUAL REPORTS ON FORM 10-K FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES.